Exhibit 10.2

ANNEX B

PROPOSED AMENDMENT
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of February 12, 2024, to the Investment Management Trust Agreement (as defined below) is made by and between Liberty Resources Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated November 8, 2021, as amended by that Amendment No. 1 to the Investment Trust Management Agreement dated April 18, 2023 (the “Trust Agreement”);

WHEREAS, at a special meeting of the Company held on February 12, 2024, the Company’s stockholders approved (i) a proposal to amend the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) extending the date by which the Company has to consummate a business combination from February 8, 2024 to November 7, 2024; and (ii) a proposal to amend the Trust Agreement requiring the Company to, deposit into the Trust Account the lesser of (x) $35,000 or (y) $0.03 per share for each public share that is not redeemed in connection with the Special Meeting for each such one-month extension commencing February 8, 2024 until November 7, 2024 subject to the terms and conditions of the Amended and Restated Certificate of Incorporation, and the Trust Agreement, and updating related defined terms; and

NOW THEREFORE, IT IS AGREED:

1. Amendment to Trust Agreement.

1.1 The fifth recital of the Trust Agreement is amended and restated in its entirety as follows:

“WHEREAS, if a Business Combination is not consummated by February 8, 2024, upon the request of the Company’s sponsor (the “Sponsor”), the Company may extend such period by up to an additional nine (9) one-month extensions at a price of the lesser of (x) $0.03 per share per month or $35,000.00, subject to the Sponsor or its affiliates or permitted designees depositing into the Trust Account no later than the last day of the previous extension, in exchange for which the Sponsor will receive a non-interest bearing, unsecured promissory note for each extension payable upon consummation of a Business Combination;

2. Miscellaneous Provisions.

2.1. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. The parties intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3. Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

2.4. Jurisdiction, Venue, and Waiver of Jury Trial. The parties consent to the jurisdiction and venue of any state or federal court located in the City of New York, State of New York, for purposes of resolving any disputes. AS TO ANY CLAIM, CROSS-CLAIM OR COUNTERCLAIM IN ANY WAY RELATING TO THIS AGREEMENT, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

2.5. Counterparts. This Amendment may be executed manually or electronically (such as by DocuSign®) in several original, PDF, or other copy counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.6 Compliance with Trust Agreement. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) and Section 6(d) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is ratified, intentionally waived and relinquished by all parties.

2.7. Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated. All other provisions of the Trust Agreement shall remain unaffected by the terms of this Amendment.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President & Assistant Secretary

LIBERTY RESOURCES ACQUISITION CORP.

By:	/s/ Dato’ Maznah Abdul Binti Jalil
Name:	Dato’ Maznah Abdul Binti Jalil
Title:	Chief Executive Officer